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                                                                    EXHIBIT 10.3

                    INDEPENDENT CONSULTANT SERVICES AGREEMENT
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This agreement ("Agreement") is made by and between 1st Step, Inc., a Delaware corporation ("1st Step"), and Shaun Edwardes, an individual ("Consultant") and is effective as of Feb 18th 2002 ("Effective Date").

1. ENGAGEMENT OF SERVICES. Herein is a description of the services to be provided by Consultant pursuant to the terms of this Agreement ("Consulting Services"). Consultant hereby agrees to utilize his best efforts in performing the Consulting Services.

2. COMPENSATION. The Consultant's compensation for the Consulting Services is will be a total fee of $84,000.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant's relationship with 1st Step is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits that 1st Step may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of 1st Step unless specifically requested or authorized in writing to do so by a 1st Step manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant's compensation will be subject to payroll taxes. 1st Step will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service.

4.       INTELLECTUAL PROPERTY RIGHTS.

         4.1.     DISCLOSURE AND ASSIGNMENT OF INTELLECTUAL PROPERTY.

                  4.1.a. Intellectual Property. "Intellectual Property" includes any and all articles, new or useful art, discoveries, improvements, technical developments, know-how, formulae, processes, manufacturing techniques, trade secrets, ideas, or inventions, whether or not patentable and all copyrightable works, designs, maskworks, trademarks, patents, patent applications, artwork and software, that Consultant, solely or jointly with others, makes, conceives or reduces to practice within the scope of Consultant's work for 1st Step under this Agreement.

                  4.1.b. Disclosure and Ownership of Intellectual Property. Consultant agrees to make and maintain adequate and current records of all inventions, which records shall be and remain the property of 1st Step. Consultant agrees to promptly disclose every invention to 1st Step. Consultant hereby assigns and agrees to assign to 1st Step or its designee its entire right, title and interest worldwide in all Intellectual Property.

                  4.1.c. Assistance. Consultant agrees to execute upon 1st Step's request a signed transfer of ownership to 1st Step for all, inventions and all works subject to copyright protection, including, but not limited to, content articles, computer programs, notes, sketches, drawings and reports. Consultant agrees to assist 1st Step in any reasonable manner to obtain and enforce 1st Step's benefit patents, copyrights, maskworks, and other property rights in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to 1st Step and any other lawful documents deemed necessary by 1st Step to carry out the purpose of this Agreement. If called upon to render assistance under this paragraph, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of 1st Step. In


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                           the event that 1st Step is unable for any reason to
                           secure Consultant's signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Consultant hereby irrevocably designates and appoints 1st Step and its duly authorized officers and agents as its agents and attorneys-in-fact to act for and in its behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Consultant.

         4.2.     CONFIDENTIAL INFORMATION.

                  4.2.a. Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information and proprietary information, including without limitation, techniques, sketches, drawings, models, Intellectual Property, apparatus, equipment, algorithms, software programs and software source code documents, related to the current, future and proposed products and services of 1st Step, its suppliers and customers, 1st Step's information concerning research, experimental work, development, design details and specifications, engineering information, financial information, procurement requirements, purchasing and manufacturing information, customer lists, business forecasts, sales and merchandising and marketing plans and information.

                  4.2.b. Nondisclosure and Nonuse Obligations. Consultant will use the Confidential Information solely to perform Consulting Services for the benefit of 1st Step. Consultant agrees that it shall treat all Confidential Information of 1st Step with the same degree of care as it accords to its own Confidential Information, and Consultant represents that it exercises reasonable care to protect its own Confidential Information, and Consultant represents that it exercises reasonable care to protect its own Confidential Information. If Consultant is not an individual, Consultant agrees that it shall disclose Confidential Information only to those employees who need to know such information and certifies that such employees have previously agreed, either us a condition of employment, or in order to obtain the Confidential Information, to he bound by terms and conditions substantially similar to those of this Agreement. Consultant agrees not to communicate any information to 1st Step in violation of the Proprietary rights of any third party. Consultant will immediately give notice to 1st Step of any unauthorized use or disclosure of the Confidential Information. Consultant agrees to assist 1st Step in remedying any such unauthorized use or disclosure of the Confidential Information.

                  4.2.c. Exclusions from Nondisclosure Obligations. Consultant's obligations under Paragraph 4.2(b) ("Nondisclosure") with respect to Confidential Information shall terminate when Consultant can document that: (a) the information was in the public domain at or subsequent to the time it was communicated to Consultant by the disclosing party through no fault of Consultant; (b) the information was rightfully in Consultant's possession free of any obligation of confidence at or subsequent to the time it was communicated to Consultant by the disclosing party; or (c) the information was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by the disclosing party. If Consultant is required to disclose the Confidential Information in response to a valid order by a court or other government body, or as otherwise required by law or as necessary to establish the rights of either party under this Agreement, Consultant agrees to provide 1st Step with prompt written notice so as to provide 1st Step with a reasonable opportunity to protect such Confidential Information.

                  4.2.d. Disclosure of Third Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

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         4.3.     RETURN OF 1ST STEP'S PROPERTY. All materials (including,
                  without limitation, content articles, source code, documents, drawings, models, apparatus, sketches, designs and lists) furnished to Consultant by 1st Step, whether delivered to Consultant by 1st Step or made by Consultant in the performance of services under this Agreement (collectively referred to as the "1st Step Property") are the sole and exclusive property of 1st Step and/or its suppliers or customers. Consultant agrees to keep all 1st Step property at 1st Step's premises unless otherwise permitted in writing by 1st Step. Consultant agrees to promptly deliver the original and any copies of the 1st Step Property to 1st Step at any time upon 1st Step's request. Upon termination of this Agreement by either party for any reason, Consultant agrees to promptly deliver to 1st Step or destroy, at 1st Step's option, the original and any copies of the 1st Step Property. Within five (5) days after the termination of this Agreement, Consultant agrees to certify in writing that Consultant has so returned or destroyed all such 1st Step Property.

         4.4. OBSERVANCE OF 1ST STEP RULES. At all times while on 1st Step's premises, Consultant will observe 1st Step's rules and regulations with respect to conduct, health and safety and protection of persons and property.

5. NO CONFLICT OF INTEREST. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept any obligation, inconsistent or incompatible with Consultant's obligations, or the scope of services rendered for 1st Step, under this Agreement. Consultant warrants that, to the best of its knowledge, there is no other contract or duty on Consultant's part, which conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify 1st Step from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

6.       TERM AND TERMINATION.

         6.1. TERM. This Agreement is effective as of the Effective Date set forth below.

         6.2. TERMINATION. Either party may terminate this Agreement, with or without cause, at any time upon fifteen (15) days' prior written notice to the other party. In the event of termination, Consultant's stock options shall immediately stop vesting.

         6.3. SURVIVAL. The rights and obligations contained in Sections 4 ("Intellectual Property Rights") and 7 ("Noninterference with Business") will survive any termination or expiration of this Agreement.

7. NONINTERFERENCE WITH BUSINESS. During this Agreement, and for a period of two years immediately following its termination, and for a period of two years immediately following its termination, Consultant agrees not to interfere with the business of 1st Step in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee or independent Consultant to terminate or breach an employment, contractual or other relationship with 1st Step.

8. SUCCESSOR AND ASSIGNS. Consultant may not assign this Agreement or subcontract or otherwise delegate its obligations under this Agreement without 1st Step's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of 1st Step's successors and assigns, and will be binding on Consultant's assignees.

9. CONSEQUENTIAL DAMAGES. Neither party will be liable to the other for any consequential, special or incidental.

10. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (I) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other address as either party may specify in writing.

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11.      GOVERNING LAW. This Agreement shall he governed in all respects by the laws of the United States of America and by the laws of the State of California, excluding California's conflict of law provisions.

12. SEVERABILITY. Should any provisions at this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13. WAIVER. The waiver by 1st Step of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

14. INJUNCTIVE RELIEF FOR BREACH. Consultant's obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and cont8inuing damage to 1st Step or which there will be no adequate remedy at law; and, in the event of such breach, 1st Step will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Project Assignments and services undertaken by Consultant for 1st Step. This Agreement will govern all Project Assignments and services undertaken by Consultant for 1st Step. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                  "1st Step"                                  "Consultant"

                  1st Step, Inc.,
                  a Delaware Corporation

                  /S/ CORBIN BERNSEN                          /S/ SHAUN EDWARDES
                  ------------------                          ------------------
                  By: CORBIN BERNSEN                          Shaun Edwardes
                  Its: President


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